Exhibit 99.2

Mobile Infrastructure Corporation Names New Chief Financial Officer

●	Seasoned accounting executive adds public company experience to Mobile Infrastructure’s leadership team as Chief Financial Officer

●	Stephanie Hogue will remain in her current role as President and Director

CINCINNATI, May 15, 2024 Mobile Infrastructure Corporation (NYSE American: BEEP) (“Mobile,” “Mobile Infrastructure,” or the “Company”), one of the largest institutional-quality, mobility-focused parking asset owners in the U.S. today announced the appointment of Paul Gohr as Chief Financial Officer (“CFO”), effective May 16, 2024. Mr. Gohr takes on the CFO responsibility from Stephanie Hogue, who will remain in her role as President and a member of the Board of Directors.

Prior to joining Mobile Infrastructure, Mr. Gohr served as Chief Accounting Officer and Vice President of Corporate Finance of CECO Environmental Corp. (NASDAQ: CECO), a leading environmentally focused, diversified industrial company. At CECO, he led corporate functions including finance, accounting, treasury, and tax. Previously, Mr. Gohr served in various roles of increasing responsibility within Grant Thornton LLP, a global public accounting firm. Mr. Gohr is a Certified Public Accountant and earned a bachelor’s degree in Business, Accountancy and a Masters of Accountancy degree from Miami University.

“We are pleased to welcome Paul to the BEEP team. He is a results-driven and accomplished executive with an impressive track record of accounting excellence and change management,” said Manuel Chavez, CEO and Co-Chairman of the Board of Directors. “Paul’s public company experience will benefit all stakeholders, and he adds bench strength and expertise to our team as we continue to build the Company’s financial performance.”

“I am thrilled to join Mobile Infrastructure at this important time in its history. Mobile’s diversified portfolio of parking assets throughout the United States, past investments in technology and analytics, together with management’s long-standing industry experience, position the Company to achieve its next phase of growth,” said Mr. Gohr. “I look forward to being part of the executive team and will be focused on driving financial and operational improvements in the years ahead.”

In conclusion, Mr. Chavez noted, “I want to thank Stephanie for her willingness to remain in the CFO role until we found the right person for Mobile’s next stage of growth. Since she stepped in as CFO in 2021, we have made substantial progress in financial reporting and in executing strategic transactions. Stephanie now can focus her time externally with investors, partners, and capital providers, as well as help execute the strategic vision of BEEP.”

About Mobile Infrastructure Corporation

Mobile Infrastructure is the only publicly traded company in the United States focused exclusively on the ownership and optimization of parking assets across the United States. Mobile invests primarily in parking lots and garages and relies on in-house expertise and technologies to optimize asset utilization. Mobile is an industry leader in positioning central business district parking facilities as micro-mobility hubs. As of March 31, 2024, Mobile owned 42 parking facilities located in 21 separate markets throughout the United States, with more than 15,400 parking spaces. For more information, please visit www.mobileit.com.

Mobile Contact

David Gold

Lynn Morgen

beepir@advisiry.com

(212) 750-5800